Exhibit 99

FOR IMMEDIATE RELEASE
Contacts:	Ewen R. Cameron, President & CEO ecameron@teltronics.com 941.753.5000	IDEAS THAT COMMUNICATE 941.753.5000 941.751.7724 (Fax) 2150 Whitfield Industrial Way Sarasota, FL 34243-4046

TELTRONICS ANNOUNCES SECOND QUARTER RESULTS
Net Income for the quarter $1.03 Million and $633,000 for the 6 months

SARASOTA, Fla., August 16, 2005 - Teltronics, Inc. (OTCBB: TELT) today announced its financial results for the three months and six months ended June 30, 2005.

Sales for the three months ended June 30, 2005 were $13.01 million as compared to $12.14 million reported for the same period in 2004. Sales for the six months ended June 30, 2005 were $22.80 million, as compared to $23.45 million, reported for the same period in 2004. Gross profit margin for the three months ended June 30, 2005 was 42.7%, as compared to 37.1% for the same period in 2004. Gross profit margin for the six months ended June 30, 2005 was 42.8%, as compared to 40.8% for the same period in 2004.

Operating expenses for the three months ended June 30, 2005 were $4.02 million, as compared to $4.30 million for the same period in 2004. Operating expenses for the six months ended June 30, 2005 were $8.62 million, as compared to $9.00 million for the same period in 2004. The net income for the three months ended June 30, 2005 was $1.19 million or $0.11 per diluted share, as compared to a net loss of $302,000 or $(0.06) per diluted share, for the same period in 2004. The net income for the six months ended June 30, 2005 was $955,000 or $0.08 per diluted share, as compared to a net loss of $369,000 or $(0.09) for the same period in 2004. The net income available to common shareholders for the three months ended June 30, 2005 was $1.03 million, as compared to a net loss of $460,000 for the same period in 2004. The net income available to common shareholders for the six months ended June 30, 2005 was $633,000, as compared to a net loss of $680,000 for the same period in 2004.

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"The second quarter was an excellent one for Teltronics this year," stated Ewen Cameron, President and CEO. "Revenues increased over the first quarter and exceeded the comparable quarter in 2004. In addition to the increased sales volume we continue to benefit from our cost reductions and as a result the Company generated a net income both on a quarterly and year-to-date basis," explained Mr. Cameron.

About Teltronics:
Teltronics, Inc. is a leading global provider of communications solutions and services that help businesses excel. The Company manufactures telephone switching systems and software for small-to-large size businesses, government, and 911 public safety communications centers. Teltronics offers a full suite of Contact Center solutions - software, services and support - to help their clients satisfy customer interactions. Teltronics also provides remote maintenance hardware and software solutions to help large organizations and regional telephone companies effectively monitor and maintain their voice and data networks. The Company serves as an electronic contract-manufacturing partner to customers in the U.S. and overseas. Further information regarding Teltronics can be found at their web site, www.teltronics.com.

A number of statements contained in this press release are forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as we "believe," "anticipate," "expect," or words of similar import. Similarly, statements that describe our future plans, objectives, strategies or goals are also forward-looking statements. These forward-looking statements involve a number of risks and uncertainties that may materially adversely affect the anticipated results. Such risks and uncertainties include, but are not limited to, the timely development and market acceptance of products and technologies, competitive market conditions, payment of the consideration under our acquisition agreements, successful integration of acquisitions and the failure to realize the expected benefits of such acquisitions, the ability to secure additional sources of financing, the ability to reduce operating expenses ,the ability to make payments under our outstanding indebtedness, the ability to pay dividends on our preferred stock, risks relating to foreign currency translations, and other factors described in the Company's filings with the Securities and Exchange Commission. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements made herein and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and we disclaim any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Tables Follow

TELTRONICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
In thousands, except shares and per share amounts

ASSETS

	June 30,	December 31,
	2005	2004
	(Unaudited)

Current assets:
Cash and cash equivalents	$ 2,348	$ 1,580
Accounts receivable, net of allowance for
doubtful accounts	6,653	5,499
Costs and estimated earnings in excess of billings
on uncompleted contracts	276	342
Inventories, net	4,869	3,858
Other current assets	1,500	382

Total current assets	15,646	11,661

Property and equipment, net	2,933	3,729
Other assets	1,002	1,034

Total assets	$ 19,581	$ 16,424

LIABILITIES AND SHAREHOLDERS' DEFICIENCY
Current liabilities:
Current portion of long-term debt and capital
lease obligations	$ 13,659	$ 4,831
Accounts payable	6,210	5,883
Other current liabilities	5,024	3,869

Total current liabilities	24,893	14,583

Long-term liabilities:
Long-term debt and capital lease obligations,
net of current portion	128	7,885
Commitments and contingencies
Shareholders' deficiency:
Capital stock	8	8
Additional paid-in capital	24,302	24,301
Accumulated deficit and other comprehensive loss	(29,750)	(30,353)

Total shareholders' deficiency	(5,440)	(6,044)

Total liabilities and shareholders' deficiency	$ 19,581	$ 16,424

TELTRONICS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
In thousands, except shares and per share amounts

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Net sales
Product sales and installation	$ 9,671	$ 9,627	$ 16,285	$ 18,421
Maintenance and service	3,336	2,517	6,515	5,030

	13,007	12,144	22,800	23,451
Cost of goods sold	7,451	7,635	13,034	13,873

Gross profit	5,556	4,509	9,766	9,578

Operating expenses:
General and administrative	1,263	1,278	2,788	2,889
Sales and marketing	1,809	2,190	3,874	4,412
Research and development	945	830	1,959	1,694

	4,017	4,298	8,621	8,995

Income from operations	1,539	211	1,145	583
Other income (expense):
Interest	(395)	(515)	(743)	(949)
Gain on sale of abandoned technology	---	---	495	---
Other	51	3	66	---

	(344)	(512)	(182)	(949)

Income (loss) before income taxes	1,195	(301)	963	(366)
Income taxes	3	1	8	3

Net income (loss)	1,192	(302)	955	(369)

Dividends on Preferred Series B and C Convertible stock	163	158	322	311

Net income (loss) available to common Shareholders	$ 1,029	$ (460)	$ 633	$ (680)

Net income (loss) per share:
Basic	$ 0.13	$ (0.06)	$ 0.08	$ (0.09)
Diluted	$ 0.11	$ (0.06)	$ 0.08	$ (0.09)

Weighted average shares outstanding:
Basic	7,874,539	7,838,686	7,870,826	7,817,178
Diluted	10,905,227	7,838,686	7,960,217	7,817,178